Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265029

Equitable Financial Life Insurance Company of America

Equitable Financial Life Insurance Company

Supplement dated December 21, 2023 to the current Structured Capital Strategies® Income Prospectus

For New Jersey Contracts Only

This Supplement modifies certain information in the above-referenced Prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company of America and Equitable Financial Life Insurance Company. You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus.

The purpose of this Supplement is to provide New Jersey contract owners tabular comparison information as specified and required by the State of New Jersey Division of Insurance.

Hypothetical comparison for contracts issued in New Jersey:

Standard Segments – 3 year

Segment Duration (in months)	36	Valuation Date (months since Segment Start date)	9	33	36
Segment Investment	$1000.00	Time to Maturity (in months)	27	3	0
Segment Buffer	-10%		Segment Interim Value		Segment Maturity Value
Performance Cap Rate	35%	Change in Index Value: 40%	$1,199.62	$1,306.42	$1,350.00
		10%	$1,066.95	$1,107.45	$1,100.00
		-10%	$942.18	$967.86	$1,000.00
		-40%	$703.71	$699.22	$700.00

Annual Lock Segments – 3 year

Segment Duration (in months)	36	Valuation Date (months since Segment Start date)	12	36
Segment Investment	$1000.00	Time to Maturity (in months)	24	0
Segment Buffer	-10%		Segment Interim Value	Segment Maturity Value
Performance Cap Rate	10%	Change in Index Value: 13%	$1,088.36	$1,100.00

Step Up Segments – 1 year

Segment Duration (in months)	36	Valuation Date (months since Segment Start date)	3	9	12
Segment Investment	$1000.00	Time to Maturity (in months)	9	3	0
Segment Buffer	-10%		Segment Interim Value		Segment Maturity Value
Performance Cap Rate	6%	Change in Index Value: 10%	$1,035.31	$1,050.08	$1,060.00
		-10%	$956.27	$973.39	$1,000.00

Dual Direction Segments – 3 year

Segment Duration (in months)	36	Valuation Date (months since Segment Start date)	9	33	36
Segment Investment	$1000.00	Time to Maturity (in months)	27	3	0
Segment Buffer	-10%		Segment Interim Value		Segment Maturity Value
Performance Cap Rate	30%	Change in Index Value: 40%	$1,177.97	$1,270.27	$1,300.00
		-5%	$982.69	$1,020.64	$1,050.00
		-15%	$914.36	$946.28	$950.00

Enhanced Upside Segments – 3 year

Segment Duration (in months)	36	Valuation Date (months since Segment Start date)	9	33	36
Segment Investment	$1000.00	Time to Maturity (in months)	27	3	0
Segment Buffer	-10%		Segment Interim Value		Segment Maturity Value
Performance Cap Rate	30%	Change in Index Value: 40%	$1,190.41	$1,282.57	$1,300.00
Enhanced Upside Rate	110%	-10%	$977.07	$1,000.35	$1,000.00
		-40%	$906.72	$932.73	$700.00

Catalog No. 800104
SCS Income/NJ	#66947

Loss Limiter Segments – 3 year

Segment Duration (in months)	36	Valuation Date (months since Segment Start date)	9	33	36
Segment Investment	$1000.00	Time to Maturity (in months)	27	3	0
Segment Buffer	-10%		Segment Interim Value		Segment Maturity Value
Performance Cap Rate	10%	Change in Index Value: 40%	$1,087.82	$1,113.26	$1,100.00
Segment Investment	95%	10%	$1,022.45	$1,040.06	$1,100.00
Protection Level		-10%	$982.08	$995.34	$1,000.00
		-40%	$955.30	$969.38	$950.00